Exhibit 99.1

News Release

INTERNATIONAL PAPER, TEMPLE-INLAND EXTEND REGULATORY REVIEW TIMING AGREEMENTS WITH THE DOJ

December 19, 2011 — International Paper Company (NYSE: IP) and Temple-Inland Inc. (NYSE: TIN) today announced that they have agreed with the U.S. Department of Justice (“DOJ”) to extend the review period for their pending merger until January 27, 2012. Previously, the companies had agreed with the DOJ not to consummate their merger prior to December 31, 2011. The companies also agreed to extend the outside date under their merger agreement from June 6 to June 28, 2012.

International Paper Senior Vice President and General Counsel Sharon Ryan said, “We continue to cooperate with the Department of Justice and look forward to satisfying the closing conditions for the completion of this transaction.”

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the Company’s North American distribution company. Headquartered in Memphis, Tennessee, the company employs about 59,500 people in more than 24 countries and serves customers worldwide. 2010 net sales were more than $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

About Temple-Inland

Temple-Inland Inc. is a manufacturing company focused on corrugated packaging and building products. The fully integrated corrugated packaging operation consists of 7 mills and 59 converting facilities. The building products operation manufactures a diverse line of building products for new home construction, commercial and repair and remodeling markets. Temple-Inland’s address on the World Wide Web is www.templeinland.com.

Certain statements in this release may be considered forward-looking statements. These statements reflect the current views of the companies’ management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the receipt of regulatory approvals for the pending merger and the successful fulfillment or waiver of all other conditions to closing the transaction without unexpected delays or conditions; (ii) the failure of International Paper to realize synergies and cost savings from the transaction or delay in realization thereof; (iii) increases in interest rates; (iv) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition the companies face, cyclicality and changes in consumer preferences, demand and pricing for the companies’ products; (v) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of the companies’ future pension funding obligations, changes in tax laws and pension and health care costs; (vi) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (vii) whether the companies experience a material disruption at one of their manufacturing facilities and risks inherent in conducting business through a joint venture; and (viii) the companies’ ability to achieve the benefits they expect from all other strategic acquisitions and divestitures. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the companies’ Securities and Exchange Commission (“SEC”) filings. The companies undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Media, Tom Ryan, 901-419-4333; Investors, Glenn Landau, 901-419-1731, or Emily Nix 901-419-4987.